Exhibit 99(a)

                      ELECTION OF THE COMPANY'S DIRECTORS


        The Company's Board of Directors presently comprises sixteen members. The Board of Directors is classified into three classes, with one class to be elected each year to a three-year term.

        Proxies will be voted for the election of the following nominees as Class I directors to serve until the Company's 1999 Annual Meeting. Each nominee is currently a director of the Company. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected, but in such event, proxies will be voted for such substitutes as the Board may designate. The Proxies may cumulate votes at their discretion.

                                        Principal Occupation                    Director
Name (Age)                              and Business Experience                   Since
CLASS I NOMINEES (to serve until the
        1999 Annual Meeting)

Samuel M. Bowling (58)                  President, Dougherty Company, Inc.         3/83
                                        (mechanical contractor) since 1977,
                                        Chairman of the Company since 1990.

Steven J. Day  (42)                     President  and  Chief Executive            11/88
                                        Officer of the Company since 1990;
                                        Treasurer and Chief Financial
                                        Officer from 1983 to 1990.

Jack E. Fruth (67)                      Principal Owner, Fruth Pharmacies          4/87
                                        Point Pleasant, WV.

Otis L. O'Connor (60)                   Partner,  Steptoe & Johnson (attorneys)    1/76
                                        Charleston, WV.

Bob F. Richmond (55)                    Chief Executive Officer, First National    1/95
                                        Bank of Hinton since 1981; Vice President
                                        from 1972 to 1981

                                        Principal Occupation                    Director
Name (Age)                              and Business Experience                   Since
CLASS II DIRECTORS (to serve until
  the 1997 Annual Meeting)

Carlin K. Harmon (59)                   President & Chief Executive Officer,       9/88
                                        First State Bank & Trust, Rainelle, WV,
                                        since 1972; Executive Vice President of
                                        the Company since 1990.

Dale Nibert (68)                        Dairy Farmer                               4/88
                                        Point Pleasant, WV

Mark Schaul (65)                        President, Charmar Realty Company,         3/76
                                        Charleston, WV

Van R. Thorn (47)                       Chief Executive Officer, The Home          5/92
                                        National Bank of Sutton, Sutton, WV,
                                        since 1992; Cashier from 1979 to 1992.

C. Scott Briers (60)                    President of the Board, First National     1/95
                                        Bank of Hinton since 1994; Owner,
                                        Briers Furniture since 1977

Hugh R. Clonch (56)                     President of Clonch
                                        Industries, Inc. (timber) in
                                        Dixie, WV, since 1975                      9/95


CLASS III DIRECTORS (to serve until
  the 1998 Annual Meeting)

Dr. D. K. Cales (66)                    Dentist, Rainelle, WV                      7/90

Jay Goldman (52)                        President, Goldman Associates (real        8/88
                                        estate) Charleston, WV

C. Dallas Kayser (44)                   C. Dallas Kayser, L.C. (attorney)          1/95
                                        Point Pleasant, WV

                                       7


Robert D. Fisher (43)                   Partner, Adams Fisher & Evans              8/94
                                        (attorney) Ripley, WV

George F. Davis (68)                    President and Chief Executive Officer
                                        of Merchants National Bank,
                                        Montgomery, WV, since 1979                 9/95

                                       8

COMMITTEES OF THE BOARD OF DIRECTORS

        The entire Board of Directors functions as a nominating committee by considering nominees for election as Directors of the Company. The Board will consider nominees recommended by shareholders if such recommendations are submitted in writing and delivered or sent by first class registered or certified mail to the President of the Company not later than November 15, 1996, for consideration at the 1997 Annual Meeting. Such recommendations should include the name, address, occupation and ownership of shares of Common Stock of the nominee, and the name, address and ownership of shares of Common Stock of the nominating shareholder.

        City Holding has a standing Audit Committee consisting of three members, Dr. D. K. Cales, Jack E. Fruth and Mark Schaul. The Audit Committee has the responsibility of meeting with and reviewing the scope of work performed by internal and external auditors. Significant matters are discussed with the full Board of Directors. This committee meets on a quarterly basis as needed and met four times during 1995.

        The Company has a Compensation Committee consisting of Dr. D. K. Cales, Jack E. Fruth and Jay Goldman, none of whom is an employee of City Holding. The Compensation Committee makes recommendations to the Board with respect to the compensation of executive officers and certain junior officers who participate in the Company's Stock Incentive Plan. This committee meets once a year.

ATTENDANCE

        The Company's Board of Directors held 13 meetings during the fiscal year ended December 31, 1995. No director attended fewer than 75% of the meetings of the Company's Board, all members of the Audit Committee attended all of the Audit Committee meetings, and all members of the Compensation Committee attended the Compensation Committee meeting.

COMPENSATION OF DIRECTORS

        The Company's Directors are paid a fee of $500 for each meeting of the full board, regardless of attendance. Directors who are also officers of the Company and its subsidiaries receive no fee.


                               EXECUTIVE OFFICERS

        The executive officers of City Holding are as follows:

        STEVEN J. DAY, PRESIDENT AND CHIEF EXECUTIVE OFFICER.

        GEORGE F. DAVIS, EXECUTIVE VICE PRESIDENT.

        CARLIN K. HARMON, EXECUTIVE VICE PRESIDENT.

        MATTHEW B. CALL, 38, has been Senior Vice President of City Holding Company since August 1994. Prior to joining City Holding Company, he was Senior Vice President and Cashier for Bank One, West Virginia.

        ROBERT A. HENSON, CPA, 34, has been Chief Financial Officer of City Holding since May 1990. He was Chief Accounting Officer from 1988 to 1990 and has been employed by the Company since 1987. Prior to joining the Company, he was an Audit Manager with Ernst & Young LLP in Charleston, West Virginia.

        F. ERIC NELSON, JR., 34, has been Treasurer and Investment Portfolio Manager of the Company since October, 1994. He was Chief Operations Officer and Investment Portfolio Manager from 1992 to 1994 and Vice President and Investment Portfolio Manager from 1990 to 1992. Prior to joining the Company, he was a Director with the Corporate Finance Department of Crestar Bank in Richmond, Virginia.

                               PERFORMANCE GRAPH

        The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the periods presented and, (B) the difference between the Common Stock share price at the end and the beginning of the periods presented; by (ii) the share price at the beginning of the periods presented) with The Nasdaq Stock Market Index and a Peer Group Index. The Peer Group consists of publicly-traded financial institutions under $1 billion in assets headquartered in Florida, Georgia, North Carolina, Ohio, Pennsylvania, South Carolina, Virginia, Washington, D.C. and West Virginia.

                     1990     1991     1992     1993     1994     1995
          CHCO     100.00   115.96   170.06   273.23   269.99   262.55
          PEER     100.00   120.13   183.17   243.29   229.24   282.47
          NASDAQ   100.00   160.56   186.87   214.51   209.69   296.30

                             EMPLOYMENT AGREEMENTS

        The Company has an executive severance agreement with Mr. Day providing that if his employment is terminated (either voluntarily or involuntarily other than as a normal consequence of death, disability or retirement at a normal retirement age) at any time within a period of two years from a change in control of the Company, he will receive as compensation for services a lump sum payment (subject to any applicable payroll and other taxes) generally equal to
2.99 times his annual compensation. A "change of control" shall be deemed to have taken place if (i) a third person acquires shares of Common Stock that, aggregated with shares of Common Stock previously held by such person, have 30% or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of any cash tender or exchange offer, merger or other business combination or sale of assets, shares of Common Stock are converted into cash or securities of another corporation.

        The Company also has an agreement with Mr. Davis providing that he will serve as Executive Vice President of the Company at annual compensation and benefits not less than his last compensation package with Merchants National Bank prior to their acquisition. Additionally, the agreement provides that when Mr. Davis retires on his seventieth birthday, the Company will retain him in a consulting capacity for three years and will pay him an annual fee equal to fifty percent of his last annual salary.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During 1995, the Company and its subsidiaries had, and expect to have in the future, banking transactions with officers and directors of the Company, their immediate families and entities in which they are principal owners (more than 10% interest). The transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable factors.

        Otis L. O'Connor, Secretary and Director of the Company, is a partner in Steptoe & Johnson, Charleston, West Virginia, which performed legal services for the Company in 1995 and is expected to continue to perform similar services in the future.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        The Company's executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities Exchange Commission. Copies of these reports must also be furnished to City Holding. Based solely on review of the copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during 1995, all filing requirements applicable to its officers, directors and 10% shareholders were met.

                         OWNERSHIP OF EQUITY SECURITIES

        The Company's only authorized voting equity security is its Common Stock, par value $2.50 per share (the "Common Stock"). As discussed on the preceding page, the Company's Common Stock has one vote per share on all matters except the election of Directors. On May 1, 1996, the date for determining shareholders entitled to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote , , shares of Common Stock.

        The table below presents certain information as of the Record Date regarding beneficial ownership of shares of Common Stock by Directors, nominees for Director, and all Directors and officers as a group. The Company knows of no person that owns more than 5% of the outstanding Common Stock.

                                                                                                   Aggregate
                                           Sole Voting and                                         Percentage
Name                                       Investment Power             Other (1)                    Owned
- ----                                       ----------------             ---------                    -----
Samuel M. Bowling                                 21,917                   48,758                     1.39%
C. Scott Briers                                    6,074                    2,262                     0.16%
Dr. D. K. Cales                                   80,139                        0                     1.58%
Hugh R. Clonch                                    16,614                   77,126                     1.85%
George F. Davis                                    6,564                      704                     0.14%
Steven J. Day                                     25,873                   13,511                     0.78%
Robert D. Fisher                                   5,350                        0                     0.11%
Jack E. Fruth                                     30,882                      430                     0.62%
Jay Goldman                                        8,870                      271                     0.18%
Carlin K. Harmon                                  27,641                    5,157                     0.65%
C. Dallas Kayser                                  29,997                      399                     0.60%
Dale Nibert                                       38,901                        0                     0.77%
Otis L. O'Connor                                   3,236                       13                     0.06%
Bob F. Richmond                                    9,537                      115                     0.19%
Mark Schaul                                       26,353                    1,425                     0.55%
Van R. Thorn, II                                   1,597                    1,339                     0.06%
Directors and Officers
  as a group (19 persons)                        350,183                  159,642                    10.04%
- --------------

(1) Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations; or (d) held in trust by the Company's 401(k) and Profit Sharing Plan.